INTEREST AND LIABILITIES CONTRACT
                                       TO
                      RETROCESSIONAL REINSURANCE CONTRACT
                                     BETWEEN
                       DELAWARE AMERICAN INSURANCE COMPANY
                                      AND
                        DONEGAL MUTUAL INSURANCE COMPANY

It is hereby agreed by and between Delaware American Insurance Company (Delaware) and Donegal Mutual Insurance Company (Donegal) that Donegal will assume and retrocede a 100% share and Delaware will assume a 100% share of the retrocession of the Interests and Liabilities as set forth in the attached Retrocessional Reinsurance Agreement effective July 1, 1996 until terminated.

This Contract made and executed in duplicate this 21st day of May, 1996

DELAWARE AMERICAN INSURANCE COMPANY

/s/ RALPH G. SPONTAK
-----------------------------------
RALPH G. SPONTAK, SECRETARY

DONEGAL MUTUAL INSURANCE COMPANY

/s/ RALPH G. SPONTAK
-----------------------------------
RALPH G. SPONTAK, SECRETARY



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                     REINSURANCE AND RETROCESSION AGREEMENT

                                    between

                      DELAWARE AMERICAN INSURANCE COMPANY
                                      and

                        DONEGAL MUTUAL INSURANCE COMPANY

Article 1      BUSINESS COVERED

This Agreement, subject to the terms and conditions herein contained, is for Donegal Mutual Insurance Company (Donegal) to indemnify Delaware American Insurance Company (Delaware) in respect of the net liability as herein provided and specified which may accrue to Delaware as a result of any loss or losses which may occur during the term of this Agreement under any and all binders, policies, and contracts of insurance or reinsurance (hereinafter referred to as "policy" or "policies") heretofore or hereafter issued or entered into by or on behalf of the Delaware and for Donegal to retrocede the net liability back to Delaware and Delaware to assume the net liability back from Donegal as part of the retrocession.

Article 2      Territory

This Agreement shall cover wherever the Delaware's policies cover.

Article 3      Exclusions

This Agreement shall not cover:

A.  Business classified by the Reinsured as:

(1)

Overhead transmission and distribution lines and their supporting structures other than those on or within 150 meters (or 500 feet) of the insured premises. It is understood and agreed that public utilities extension and/or suppliers extension and/or contingent business interruption coverage are not subject to this exclusion provided that these are not part of a transmitter's or distributor's policy.


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{2)

Pools, Associations, or Syndicates, including State Insurance Guaranty Associations. However, such operations which Delaware is obliged to cover by reason of membership or participation in any Automobile Assigned Risk Pool, Plan or Facility, any FAIR Plan, or any Coastal Pool are not to be excluded. Furthermore, this exclusion shall not apply to any Inter-Company Pooling.

(3) Insurance on Growing and/or Standing Crops.

(4)
Reinsurance of any kind assumed by the Reinsured, except local agency reinsurance accepted in the normal course of business.

(5) Bridges, tunnels and art collections valued at over $150,000,000.

(6) Aviation.

(7) Insolvency Funds, as per clause attached.

(8) Flood, when written as such.

B.  Extra Contractual Obligations and Loss in Excess of Original Policy
Limits -- "Extra Contractual Obligations" are defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by Delaware to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its Insured or Reinsured or in the preparation or prosecution of an appeal consequent upon such action.

The term "Loss in Excess of Original Policy Limits" shall mean a net loss of Delaware which is in excess of the limit of its original policy, such loss in excess of the limit having been incurred because of the following: failure by Delaware to settle within the policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer or settlement or in the preparation of the defense or in the trial of any action against its Insured or Reinsured or in the preparation or prosecution of an appea1 consequent upon such action.

C.  Fidelity, Surety, Credit, Title, Insolvency and Financial Guaranty.

D. Loss or Liability excluded by the provisions of the Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance, as per clause attached hereto.


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E. War, as defined in the original policy.

F. Ocean Marine

Article 4      Term

This Agreement shall become effective on July 1, 1996 at 12:01 A. M. Standard Time. It is unlimited as to its duration and may be terminated by either party upon giving ninety (90) days notice of cancellation in writing. In the event either party terminates in accordance with the above, it is understood that all transactions coming within the terms of this Agreement will continue in effect within the said ninety (90) days.

Article 5      DEFINITION OF LOSS OCCURRENCE

The term "Loss Occurrence" shall mean any one occurrence or series of occurrences arising out of one event.

ARTICLE 6      NET RETAINED LINES

This Agreement applies only to that portion of any insurance or reinsurance covered by this Agreement which Delaware retains net for its own account, and in calculating the amount of any loss hereunder and also in computing the amount in excess of which this Agreement attaches, only loss or losses in respect of that portion of any insurance or reinsurance which Delaware retains net for its own account shall be included. It being understood and agreed that the amount of Donegal's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Delaware to collect from any other reinsurer, whether specific or general any amounts which may have become due from them whether such inability arises from the insolvency of such other reinsurer or otherwise.

Article 7      ULTIMATE NET LOSS INCURRED

The term "Ultimate Net Loss Incurred" shall be understood to mean the actual loss or losses incurred or to be incurred by Delaware under its policies, such loss or losses to include expenses of litigation, if any, interest accrued where such interest is part of the judgment and all other loss expenses of Delaware including legal expenses and costs incurred in connection with coverage and validity questions and legal actions connected thereto which are allocable only to a specific claim or action on policies covered hereunder less proper deductions for all recoveries (including amounts recoverable under other reinsurance) and salvages actually made by the Delaware; provided always that nothing in this Article shall be construed to mean that losses under this Agreement are not recoverable until Delaware's ultimate net loss has been ascertained.

All salvages, recoveries and payments recovered or received subsequent to a loss settlement under this Agreement shall be applied as if recovered or received prior to the said settlement and all necessary adjustments shall be made by the parties hereto.


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ARTICLE 8      CEDING AND RETROCEDING NET LOSS

(a) As of the effective date and time of this agreement Delaware will cede and Donegal will accept 100% of Delaware's Net Liability for losses. Thereafter Delaware will cede and Donegal will accept 100% of Delaware's Net Losses Incurred, including allocated loss adjusting expense incurred.

(b) As of the effective date and time of this agreement Donegal will retrocede and Delaware will accept 100% of the net liability for losses Donegal assumed from Delaware and, thereafter, Donegal will retrocede 100% of the Net Incurred Losses it assumed from Delaware including allocated loss adjusting expenses incurred.

ARTICLE 9      RATE AND PREMIUM

Delaware shall pay to Donegal and Donegal will retrocede to Delaware during the term of this Agreement Net Earned Premium Income of Delaware during such term in respect of business the subject matter of this Agreement.

The term "Net Earned Premium Income" as used herein shall be understood to mean gross premiums earned by Delaware less premiums for reinsurance which inure to the benefit of this Agreement.

All premiums and losses paid under this Agreement shall be made in United States currency.

ARTICLE 10     ACCESS TO RECORDS

Delaware and Donegal, by their duly appointed representatives, shall have the right at any reasonable time, to examine all papers in the possession of the other referring to business effected hereunder.

ARTICLE  11    ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made. Such delay, omission or error shall be rectified immediately upon discovery.

ARTICLE 12

As a precedent to any right of action hereunder, if any dispute shall arise between Delaware and Donegal with reference to the interpretation of this Agreement or their rights with respect to any transaction involved, whether such dispute arises before or after termination of this Agreement, such dispute upon the written request of either party, shall be submitted to three


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arbitrators, one to be chosen by each party, and the third by the two so chosen. If either party refuses or neglects to appoint an arbitrator within thirty days after the receipt of written notice from the other party requesting it to do so, the requesting party may appoint two arbitrators. If the two arbitrators fail to agree in the selection of a third arbitrator within thirty days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All arbitrators shall be disinterested active or retired executive officers of insurance or reinsurance companies or Underwriters at Lloyd's, London not under the control of either party to this Agreement.

The Arbitrators shall interpret the Agreement and make their decision with regard to the custom and usage of the insurance and reinsurance business. They shall issue their decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence, but in which cross examination and rebuttal shall be allowed. They shall make their award with a view to effecting the general purpose of this Agreement in a reasonable manner rather than in accordance with a literal interpretation of the language.

The decision in writing of any two arbitrators, when filed with the parties hereto, shall be final and binding on both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and of the arbitration. Said arbitration shall take place in Marietta, Pennsylvania unless some other place is mutually agreed upon by Delaware and Donegal.

ARTICLE 13     INSOLVENCY FUNDS EXCLUSION CLAUSE



This Agreement excludes all liability of Delaware arising, by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed; which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.